EXHIBIT 99.1

Repros Commences Dosing of Last Cohort in Oral Proellex(R) Low Dose Study

THE WOODLANDS, Texas, Sept. 20, 2011 (GLOBE NEWSWIRE) -- Repros Therapeutics Inc.® (Nasdaq:RPRX) today announced it has commenced the dosing of the final cohort in its Phase 2 low-dose trial of oral Proellex. The current group will receive 12mg per day, the highest dose level in the trial. Following expected completion of the study this year, Repros plans to request an end of Phase 2 meeting with the FDA during the first half of 2012 in order to discuss the commencement of limited Phase 3 studies for the use of oral Proellex in the treatment of endometriosis. To date, there have been no signals of adverse effects on the liver for oral doses of Proellex seen in patients who have received the drug in the trial. The study is designed to provide rigorous assessment of the impact of the drug on menstrual events, as well as liver function.

Based on results of clinical studies to date, Repros believes a 6mg dose will provide for robust efficacy in the treatment of endometriosis and a significant margin of safety compared to the highest dose tested in previous studies, 50mg.

In a previous study of oral Proellex in the treatment of women with severe endometriosis as determined by the Biberoglu Bermann Symptom Survey, significant improvement compared to placebo was seen in all three elements of pain typically associated with the disorder; dysmenorrhea (menstrual pain), non menstrual pelvic pain, and dyspareunia (pain during sex).  Doses of 25 and 50 mg were tested and good correlation between induction of amenorrhea (cessation of menses) and clinical outcome was demonstrated. In the current trial, doses as low as 3mg of oral Proellex consistently induce amenorrhea.

The previously completed study used FDA suggested endpoints evaluated with real time computer assisted reporting of daily outcomes. In addition to the patient reported outcomes, a dramatic reduction in the use of analgesics was recorded for the blinded active groups versus the placebo group. At baseline, between 55% and 65% of the women required narcotics at some point during their menstrual cycle to control the pelvic abdominal pain associated with endometriosis. This need remained unchanged in the placebo group. In the active dosing group the percent of women still requiring narcotic relief at the end of the four month study was less than 20%. In addition, at the beginning of the study, over 90% of women in the trial required some form of analgesic relief. In the placebo group this percentage was reduced slightly, while both of the active groups reduced the need for any analgesic usage to roughly 35% of the women in the study.

About Repros Therapeutics Inc.

Repros Therapeutics focuses on the development of oral small molecule drugs for major unmet medical needs that treat male and female reproductive disorders.

Any statements made by the Company that are not historical facts contained in this release are forward-looking statements that involve risks and uncertainties, including the ability to raise additional needed capital on a timely basis in order for it to continue its operations, have success in the clinical development of its technologies, the reliability of interim results to predict final study outcomes, and such other risks which are identified in the Company's most recent Annual Report on Form 10-K and in any subsequent quarterly reports on Form 10-Q. These documents are available on request from Repros Therapeutics or at www.sec.gov. Repros disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

For more information, please visit the Company's website at http://www.reprosrx.com.

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CONTACT: Repros Therapeutics Inc.
         Joseph Podolski (281) 719-3447
         President and Chief Executive Officer